UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2022
Astec Industries, Inc.
(Exact name of registrant as specified in its charter)

Tennessee	001-11595	62-0873631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Shepherd Road, Chattanooga, Tennessee 37421
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (423) 899-5898

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ASTE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2022, Astec Industries, Inc. (the “Company”) announced that the Company’s board of directors (the “Board”) elected Mr. Mark Gliebe and Mr. Nalin Jain, each a new independent director, effective as of November 10, 2022. The election of

Mr. Gliebe and Mr. Jain increases the size of the Board to 12 directors, 11 of whom are independent directors. Each of Mr. Gliebe and Mr. Jain will serve as a member of the Audit Committee of the Board. In addition, Mr. Gliebe will also serve as a member of the Compensation Committee of the Board, and Mr. Jain will also serve as a member of the Nominating and Corporate Governance Committee of the Board.

Mr. Gliebe is a seasoned, former public-company Chairman and CEO with deep experience in the global manufacturing operations of industrial companies with highly engineered products. Until his retirement in 2019, he served as Chairman and CEO of Regal Beloit Corporation, now Regal Rexnord (NYSE: RRX), a global manufacturer of electrical motors and controls, power generation products and power transmission components. During his eight years as the CEO of Regal Beloit, Mr. Gliebe drove operational excellence from the factory floor up, establishing key performance metrics and aligning incentives. Prior to Mr. Gliebe’s role as CEO, he had served as President and Chief Operating Officer of Regal Beloit from 2005 to 2011. Prior to joining Regal Beloit, he worked at General Electric for 22 years holding various positions of increased responsibility. In addition, Mr. Gliebe has meaningful public and private company governance experience having served on both public and private company boards. Mr. Gliebe received his BS in Computer Science degree from Bowling Green State University and his MBA from Cleveland State University.

Mr. Jain currently serves as President, Digital Electronics at Wabtec Corporation, a role he has held since 2020. Wabtec Corporation is a leading global provider of equipment, systems, digital solutions and value-added services for the freight and transit rail industries, as well as the mining, marine and industrial markets. Prior to his current role, Mr. Jain served as Group President of Wabtec’s Global Equipment business, leading Wabtec’s comprehensive global locomotive, mining, marine, stationery and drill portfolios. Mr. Jain also led GE Transportation’s international business activities in key markets like APAC, China, Australia, Europe and Africa. He was responsible for expanding the business footprint and global capabilities across these regions. He previously served as CEO for GE Aviation and GE Transportation in South Asia. Prior to GE, he was Director of Global Partnerships with Bombardier Inc. Mr. Jain has a bachelor’s degree in Engineering from National Institute of Technology in Surat, India and an MBA from the Indian School of Business, Hyderabad, India.

The Board has determined that each of Mr. Gliebe and Mr. Jain qualifies as an independent Director under Nasdaq Marketplace Rules and the Board’s independence criteria set forth in the Company’s Corporate Governance Guidelines.
There are no arrangements or understandings with any person pursuant to which either Mr. Gliebe or Mr. Jain was selected as a director of the Company. In addition, there are no transactions directly or indirectly involving Mr. Gliebe or Mr. Jain that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For their services on the Board, each of Mr. Gliebe and Mr. Jain will receive the same compensation as other non-employee members of the Board. A description of such compensation is described under the heading “Director Compensation” in the Company’s 2022 proxy statement, filed with the SEC on March 17, 2022.

Item 7.01. Regulation FD Disclosure

On November 8, 2022, the Company issued a press release announcing the election of Mr. Gliebe and Mr. Jain to the Board, a copy of which is furnished as Exhibit 99.1 hereto and incorporated in this Item 7.01 by reference.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such disclosure in this Form 8-K in such a filing.

Item 9.01. Financial Statements and Exhibits
(d)Exhibits

99.1	Press Release of Astec Industries, Inc. issued November 8, 2022

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astec Industries, Inc.

Date: November 8, 2022	By:	/s/ Anshu Pasricha
Anshu Pasricha
General Counsel, Corporate Secretary & Chief Compliance Officer